Exhibit 99.1

Contact: Hassan Parsa Vice President, Business Development Centillium Communications, Inc. hparsa@centillium.com (510) 771-3624	Christina L. Carrabino CLC Communications, Inc. christina@clccommunication.com (415) 929-9307

CENTILLIUM COMMUNICATIONS RECEIVES LETTER FROM NASDAQ
REGARDING NONCOMPLIANCE WITH MINIMUM BID PRICE

FREMONT, Calif. - Feb. 27, 2008 - Centillium Communications, Inc. (NASDAQ: CTLM), a leading provider of broadband access solutions, today announced that on Feb. 21, 2008 it received a letter from The Nasdaq Stock Market indicating that Centillium is not in compliance with The Nasdaq Stock Market's requirements for continued listing because, for the previous 30 consecutive business days, the bid price of Centillium's common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). Nasdaq stated in its letter that, in accordance with the Nasdaq Marketplace Rules, Centillium will be provided 180 calendar days, or until Aug. 19, 2008, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company's common stock at this time.

The Nasdaq letter also states that if, at any time before Aug. 19, 2008, the bid price of Centillium's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it has achieved compliance with the Minimum Bid Price Rule. However, the letter states that if the Company does not regain compliance with the Minimum Bid Price Rule by Aug. 19, 2008, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted from The Nasdaq Stock Market.

If Centillium were to receive notice that its common stock will be delisted from The Nasdaq Stock Market, Nasdaq rules permit Centillium to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, if the delisting determination was based solely on non-compliance with the Minimum Bid Price Rule, the Company may consider applying to transfer its common stock to The Nasdaq Capital Market if it satisfies all criteria for initial inclusion on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the Company would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule while on The Nasdaq Capital Market.

About Centillium Communications, Inc.

Centillium Communications, Inc. is a leading innovator of high performance, cost-effective semiconductor solutions that give consumers, enterprises and service providers the winning edge in broadband access. The company's complete, end-to-end system-on-chip solutions accelerate development time-to-market for "last mile" products with Fiber-To-The-Premises (FTTP) and Voice-over-Internet Protocol (VoIP)

technologies. Centillium products include digital and mixed-signal integrated circuits and related software for FTTP central office and customer premises equipment and VoIP solutions for carrier- and enterprise-class gateways and consumer telephony. Centillium is a global company with headquarters in Fremont, CA. Additional information is available at www.centillium.com.